UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2013

Morgan Stanley
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2013 Compensation for James Gorman

At its quarterly meeting on January 31, 2013, the Compensation, Management Development and Succession Committee of the Board of Directors (the “Committee”) approved, effective January 1, 2013, a new base salary of $1,500,000, up from $800,000, for James P. Gorman, the Company’s Chairman and Chief Executive Officer, and granted him an award with an initial value of $3,750,000 in a new forward-looking 2013-2015 performance-based long-term incentive program (the “LTIP”), up from $1,940,000 in the previous performance program for 2011.  The base salary increase was made after consultation with the Committee’s independent compensation consultant and was intended to bring Mr. Gorman’s base salary in line with the salaries paid to chief executives in comparable positions at other financial institutions and to achieve appropriate balance between fixed and at-risk variable compensation.  The amount of long-term incentive was also increased after consultation with the Committee’s independent consultant.  Like the Company’s previous performance awards, the 2013-2015 LTIP award will vest and convert to shares only if the Company achieves predetermined performance goals as to return on average common shareholder’s equity and relative total shareholder return over the three-year performance period and as a result remains at risk (see discussion of the LTIP below).  C. Robert Kidder, the independent Lead Director of the Board explained, “2012 was a transition year for Morgan Stanley, and management along with much of the organization saw reduced compensation.  The Board is confident of the strategic decisions taken by senior management and our decision to grant these forward-looking LTIP awards reflects that confidence.”

2013 Base Salaries for Other Officers

On January 31, 2013, the Committee approved, effective January 1, 2013, a new annual base salary of $1,000,000 for each of Ruth Porat, the Company’s Chief Financial Officer, and Gregory J. Fleming, the Company’s President of Global Wealth Management and Investment Management, and GBP 625,000, which is intended to be approximately $1,000,000, for Colm Kelleher, the Company’s President of Institutional Securities.  The Committee also approved, effective January 1, 2013, a new annual base salary of $1,000,000 (or the local currency equivalent) for each other member of the Company’s Operating Committee.

New Multi-Year Long-Term Incentive Program

To further align incentive compensation with prospective multi-year performance in a manner that does not encourage imprudent risk taking, the Committee has implemented a new forward-looking LTIP, pursuant to which the Committee granted performance-based stock unit awards to key executives of the Company on January 31, 2013.  The LTIP awards are granted under the Company’s 2007 Equity Incentive Compensation Plan.

For the past three consecutive years, the Company has granted a portion of annual compensation to key executives in the form of a long-term performance award that delivers value only if the Company achieves objective performance goals.  The LTIP builds upon the program of the past three years and complements the Company’s existing annual compensation program for key executives, which includes an annual incentive delivered in a mix of deferred cash-based and equity-based awards.  Like the Company’s prior multi-year performance program, the LTIP ties a meaningful portion of each executive’s compensation to the Company’s long-term financial performance and reinforces the executive’s accountability for the Company’s future financial and strategic goals by directly linking the ultimate realizable award value to prospective performance against core financial measures over a forward-looking three-year period.  However, in order to more directly align the new LTIP awards with Company performance over the long-term, the grant value of the award is not a function of individual or Company prior year annual performance.  The LTIP award grant value for each key executive was based on multi-faceted benchmarking and is intended to remain a significant performance-based component of compensation from year to year.  As indicated above, the LTIP award for Mr. Gorman has an initial value of $3,750,000.  The LTIP award for Ms. Porat has an initial value of $2,750,000 and the LTIP award for each of Mr. Fleming and Mr. Kelleher has an initial value of $3,000,000.  The initial value of the award represents the target number of performance stock units awarded multiplied by the volume-weighted average price of the Company’s common stock on the grant date.

The LTIP awards will vest and convert to shares in 2016 only if the Company achieves predetermined performance goals with respect to return on average common shareholder’s equity and relative total shareholder return over the period beginning January 1, 2013 and ending December 31, 2015.  While each key executive was awarded a target number of performance stock units, the actual number of units earned could vary from as few as zero, if performance goals are not met, to as much as two times target, if performance goals are meaningfully exceeded.  In addition, the LTIP awards remain subject to cancellation upon certain events until conversion and if, after conversion, the Committee determines that the performance results were based on materially inaccurate financial statements then the shares delivered will be subject to clawback by the Company.

The Committee’s independent compensation consultant and the Company’s Chief Risk Officer were involved in the design of the LTIP.  The Chief Risk Officer reviewed the key terms of the LTIP awards granted by the Committee to help ensure that, consistent with the Company’s compensation philosophy, such awards are designed to align compensation with long-term performance in a manner that does not encourage imprudent risk-taking.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MORGAN STANLEY (Registrant)
Date:	January 31, 2013	By:	/s/ Martin M. Cohen
			Name:	Martin M. Cohen
			Title:	Corporate Secretary